UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 8, 2007
DEVELOPERS DIVERSIFIED REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3300 Enterprise Parkway, Beachwood, Ohio	44122

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (216) 755-5500

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1
EX-10.2
EX-99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers
On February 8, 2007, David M. Jacobstein announced he was stepping down from Developers Diversified Realty Corporation (“the Company”) effective May 8, 2007. Mr. Jacobstein’s retirement was not the result of a disagreement on any matter relating to the Company’s operations, policies or practices. Daniel B. Hurwitz, who currently serves as Senior Executive Vice President and Chief Investment Officer, will assume the role of President and Chief Operating Officer effective May 8, 2007.
The Company and Mr. Jacobstein have entered into an amended and restated employment agreement, effective May 8, 2007, pursuant to which Mr. Jacobstein will provide duties as reasonably requested by the Chief Executive Officer or the Board of Directors through December 31, 2010, but will not be required to devote more than 20 hours per month to the performance of such duties. Mr. Jacobstein will be compensated $600,000 per annum and receive additional benefits generally available to other executive officers (excluding grants of equity awards) throughout the term of the agreement. Additionally, the Company and Mr. Jacobstein entered into an amended and restated change in control agreement in consideration of Mr. Jacobstein’s continuing service under the amended and restated employment agreement. The Company expects to record a charge to general and administrative expense of approximately $4.1 million in the first quarter of 2007 relating to these agreements.
Item 9.01 Financial Statements and Exhibits
Exhibit 10.1 Amended and Restated Employment Agreement
Exhibit 10.2 Amended and Restated Change in Control Agreement
Exhibit 99.1 News Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Developers Diversified Realty Corporation
(Registrant)

Date	February 8, 2007	/s/ William H. Schafer

William H. Schafer
Executive Vice President and Chief Financial Officer